FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Keith Terreri or Sheryl Seyer investorrelations@valortelecom.com (972) 373-1296 office (972) 373-1150 facsimile	Cynthia T. Cruz ccruz@valortelecom.com (972) 373-1134 office (469) 420-2540 facsimile
VALOR Communications Group, Inc. Reports
Second Quarter 2005 Operating Results
Cash Available to Pay Dividends Increases to $37.5 Million;
8,936 DSL Subscribers Added in Q2 2005
IRVING, Texas, July 27, 2005 — VALOR Communications Group, Inc. (NYSE:VCG) today reported second quarter 2005 consolidated operating results. VALOR will host a conference call today at 10 a.m. (EDT) to discuss these results and our business. Highlights for the second quarter of 2005 include:
•	Cash available to pay dividends (CAPD) of $37.5 million fueled by solid operating results.

•	DSL subscribers of 40,144, an increase of 234% over the prior year;

•	Long distance subscribers of 227,347, an increase of 12% over the prior year;

•	Average monthly revenue per access line of $78.75, an increase of 3.5% over the prior year.

•	Increase in total connections, defined as total access lines plus DSL subscribers, of 0.9% over the prior year to 570,398 connections.
“VALOR continued to add DSL subscribers at a record pace during the quarter, and we are well on our way to exceeding our internal target. Based on the success of our DSL deployment, we are accelerating our DSL rollout to reach 70% availability by the end of 2005,” said Jack Mueller, VALOR Communications Group president and chief executive officer. “We also increased average revenue per line in the quarter by 3.5% to $78.75 compared to a year ago and by 1.1% sequentially and increased our total connections by approximately 1% compared to a year ago.
“In addition, we substantially increased our cash available to pay dividends compared to the first quarter of 2005 on a pro forma basis,” continued Mueller. “We paid our first full quarterly dividend of $0.36 per share on July 15, which represents an annual rate of $1.44 per share.”
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Financial Results
Second Quarter 2005 Financial Highlights
(Dollars in thousands except operating margin %)

	Three Months Ended
	06/30/05	06/30/04	% Change
Operating revenues	$126,068	$126,796	-0.6%
Non-cash stock based compensation	$1,956	$—	n/a
Operating income	$44,881	$44,948	-0.1%
Operating margin %	35.6%	35.4%
Interest expense	$18,864	$27,365	-31.1%
Net income	$18,242	$3,291	454.3%
Adjusted EBITDA (1)	$69,609	$71,342	-2.4%
Cash available to pay dividends (1)	$37,533	n/a	n/a

(1)	Adjusted EBITDA and cash available to pay dividends are non-GAAP financial measures and by definition are not measures of financial performance under generally accepted accounting principles (GAAP). They should not be considered an alternative to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. Please see the supplemental schedules for a reconciliation to the nearest financial measure calculated in accordance with GAAP.
Operating revenue was $126.1 million, a decrease of 0.6% compared to the prior year. Increases in revenue from data services and long distance of 28.7% and 8.0%, respectively, were offset by reductions in revenue from local services, access services and the universal service fund of 1.4%, 7.8% and 2.1%, respectively, due to access line losses and lower access rates. Sequentially, operating revenue increased approximately $0.1 million, or 0.1%.
Operating income for the second quarter of 2005 was $44.9 million, a decrease of 0.1% compared to the prior year. Excluding $2 million of non-cash stock compensation expense recorded in the current quarter and a $5 million non-recurring expense booked in the second quarter of 2004, operating income was $46.9 million and $49.9 million in the second quarter of 2005 and 2004, respectively, and operating margins were 37.2% and 39.4%, respectively.
VALOR reported net income of $18.2 million for the second quarter of 2005, compared to net income of $3.3 million for the second quarter of 2004. Second quarter 2005 net income includes significantly reduced interest expense as a result of VALOR’s post-IPO capital structure, which affects comparability to the prior year period. Comparability between 2005 and 2004 is also impacted by income taxes, minority interest, $23 million in one-time items in 2004 and $2.0 million in non-cash stock compensation in 2005. As a result of our initial public offering and reorganization, the operations of the company and all wholly owned subsidiaries became reportable in a consolidated corporate federal tax return, whereas, in 2004 only VALOR Telecommunications Southwest II, LLC had elected to be taxed as a corporation for federal income tax purposes. Additionally, in connection with our initial public offering and reorganization, we redeemed all outstanding minority interests.
Indebtedness
In April, we repaid $10 million of debt under our credit facility, which reduced our total long-term debt to $1.19 billion. We intend to make an optional prepayment of $10 million on Friday, July 29, 2005, which, excluding debt repayments as a result of proceeds from our recent offerings, will bring our year-to-date debt repayments to $30 million.
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Cash Available to Pay Dividends (CAPD)
(Dollars in millions)

		Three Months Ended 03/31/05
	Three Months					Six Months
	Ended		Adjust-			Ended 06/30/05
	06/30/05	Actual	ments		Pro Forma	Pro Forma
Adjusted EBITDA (1)	$69.6	$68.4	$—		$68.4	$138.0
Adjustments:
Items excluded from Adj. EBITDA settled in cash:
Other income and (expense), net	0.5	0.1	—		0.1	0.6
Transaction bonus	(0.3)	(1.7)	—		(1.7)	(2.0)
Transaction fees expensed(2)	—	(0.5)	0.5	(2)	—	—
Cash interest	(18.2)	(26.5)	6.5	(3)	(20.0)	(38.2)
Capital expenditures	(12.5)	(17.4)	—		(17.4)	(29.9)
Cash pension contributions in excess of expense	(1.6)	—	—		—	(1.6)
Cash taxes	—	—	(0.1	)(4)	(0.1)	(0.1)

Cash Available to Pay Dividends (1)	$37.5	$22.4	$6.9		$29.3	$66.8

(1)	Adjusted EBITDA and Cash Available to Pay Dividends are non-GAAP financial measures and by definition are not measures of financial performance under generally accepted accounting principles (GAAP). They should not be considered an alternative to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. Please see the supplemental schedules for a reconciliation to the nearest financial measure calculated in accordance with GAAP.

(2)	Legal expenses charged to expense in connection with the modification of our credit facility that we completed in conjunction with our IPO and reorganization.

(3)	Cash interest expense in the quarter ended March 31, 2005 is approximately $6.5 million higher than it would have been had the IPO and the related debt reduction occurred at the beginning of the quarter.

(4)	Reflects estimated cash taxes we expect to pay on our taxable income.
Q2 2005 Operating Statistics

	Three months ended			Sequential		Year over Year
	6/30/05	3/31/05	6/30/04	Change	%	Change	%
Access lines (A)	530,254	537,002	553,316	(6,748)	-1.3%	(23,062)	-4.2%
Long distance subscribers	227,347	222,874	203,071	4,473	2.0%	24,276	12.0%
DSL subscribers (B)	40,144	31,208	12,028	8,936	28.6%	28,116	233.8%
Total connections (A+B)	570,398	568,210	565,344	2,188	0.4%	5,054	0.9%
Average monthly revenue per access line (ARPU)(1)	$78.75	$77.92	$76.11	$0.83	1.1%	$2.64	3.5%

(1)	Average revenue per access line is computed by dividing the total revenue for the period by the average of the access lines at the beginning and end of the period.
Total access lines decreased by 6,748 lines, or 1.3%, sequentially, and 4.2% compared to the second quarter of 2004. Total Connections increased 0.4% sequentially and 0.9% compared to the prior year. Average revenue per access line increased 3.5% compared to the prior year.
On a year-to-date basis, approximately 80% of VALOR’s access line loss occurred in markets with active cable-telephony competition. Those markets represented approximately 11% of VALOR’s total access lines at June 30, 2005.
“Our access line retention and growth initiatives underway and the new initiatives we launched during the quarter helped increase our average revenue per line,” said Mueller. “Although we expect these initiatives to continue to help mitigate line losses, we now expect our 2005 access line losses to exceed last year’s 2.9% loss rate. We continue to focus on leveraging opportunities for bundling, long distance, satellite and DSL to continue increasing our average revenue per access line, penetration and total connections.”
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Other Highlights
In July 2005, VALOR announced the commencement of an exchange offer for up to $400 million of our unregistered 7-3/4% senior notes due 2015 for notes that have been registered with the Securities and Exchange Commission.
Due to the timing of our second quarter earnings announcement in relation to the original date of the lock-up expiration, and according to the terms of the lock-up agreement, the lock-up expiration has been extended to Sunday, Aug. 14, 2005.
At the VALOR Annual Meeting on May 24, shareholders elected 11 board members for a one-year term, including two board members who were appointed to the board of directors in April: Norman W. Alpert, managing director and a founder of Vestar Capital Partners in New York, one of VALOR’s original equity sponsors; Edward J. Heffernan, executive vice president and chief financial officer of Alliance Data Systems Corporation in Dallas, Texas. Alpert is a member of the Compensation Committee, and Heffernan is a member of the Audit Committee.
In early May, the membership of Locals 6171 and 7019 of the Communications Workers of America ratified a new three-year collective bargaining agreement between VALOR Telecom and Communications Workers of America. The agreement affects approximately 800 bargaining unit employees in VALOR’s New Mexico, Oklahoma and Texas Operations and Call Centers. The new contract continues through Feb. 28, 2008.
We have engaged Bank of America Securities to explore the possibility of amending the terms of our credit facility to take advantage of more favorable market conditions.
2005 Outlook
For the full year 2005, VALOR expects cash available to pay dividends, as defined herein, of $128 million to $133 million on a pro forma basis. As previously disclosed, we expect full year 2005 capital expenditures of approximately $59 million.
Conference Call Information
As previously announced, we will host a conference call and simultaneous Webcast to discuss second quarter results at 10 a.m. (EDT) on July 27, 2005. During the conference call, we may discuss and answer one or more questions concerning our business and financial matters as well as trends that affect us. Our responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.
Simultaneously with the conference call, an audio Webcast of the call will be available via a link on our website, www.valortelecom.com, “Investor Relations,” or at www.earnings.com. To access the call, dial 1-800-299-7635, or outside the United States, dial 1-617-786-2901. The conference call pass code is 57606801. A replay of the call will be available beginning at approximately 2 p.m. (EDT), July 27, 2005, through Aug. 3, 2005, at the above Web sites or by calling 1-888-286-8010 or, outside the United States, 1-617-801-6888. The pass code for the replay is 87714832.
Non-GAAP Measures
VALOR uses certain non-GAAP financial measures in evaluating our performance and liquidity. These include adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) and “Cash Available to Pay Dividends.” These non-GAAP financial measures are by definition not measures of financial performance under
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generally accepted accounting principles and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.
VALOR presents Adjusted EBITDA because covenants in our credit facility contain ratios based on this measure. A reconciliation of the differences between these non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with GAAP are included in the schedules that follow.
Adjusted EBITDA is defined in the credit facility as: (1) consolidated adjusted net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated adjusted net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) certain expenses related to our initial public offering of common stock, our recent debt recapitalization and the other transactions described in “Use of Proceeds” in our registration statement for our initial public offering of common stock completed February 9, 2005; (e) other nonrecurring or unusual costs or losses incurred after the closing date of our new credit facility, to the extent not exceeding $10.0 million; (f) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (g) losses on sales of assets other than in the ordinary course of business; and (h) all other non-cash charges that represent an accrual for which no cash is expected to be paid in a future period; minus (3) the following items, to the extent any of them increases consolidated adjusted net income; (v) income tax credits; (w) interest and dividend income (other than in respect of Rural Telephone Finance Cooperative patronage distribution); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income.
Cash Available to Pay Dividends is defined herein as Adjusted EBITDA less the sum of (i) any item excluded from the calculation of Adjusted EBITDA that has been or will be settled in cash, (ii) cash interest expense, (iii) capital expenditures and (iv) cash income taxes.
VALOR considers Adjusted EBITDA and Cash Available to Pay Dividends as important indicators to investors in our common stock because they provide information related to our ability to provide cash flows to service debt, fund capital expenditures and pay dividends. If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facility that are based on Adjusted EBITDA, including our interest coverage ratio and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facility, or result in our inability to pay dividends. Adjusted EBITDA and Cash Available to Pay Dividends are not measures in accordance with GAAP, and should not be considered a substitute for operating income (loss), net income (loss) or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA and Cash Available to Pay Dividends should not be used as a substitute for our various cash flow measures (e.g., operating, investing and financing cash flows). The non-GAAP financial measures used by VALOR may not be comparable to similarly titled measures of other companies.
While VALOR utilizes these non-GAAP financial measures in managing and analyzing our business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and interest payments are not deducted from such measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in documents filed periodically with the U.S. Securities and Exchange Commission.
This press release includes management’s estimate of pro forma cash available to pay dividends, a non-GAAP financial measure, for the year ending December 31, 2005. We believe the most directly comparable GAAP measure would be “Net cash provided by operating activities.” Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, VALOR is not providing an estimate of net cash provided by operating activities for the year ending December 31, 2005 at this time.
About VALOR Communications Group
VALOR Communications Group (NYSE:VCG) is one of the largest providers of telecommunications services in rural communities in the southwestern United States. The company, through its subsidiary VALOR Telecom, offers to residential, business and government customers a wide range of telecommunications services, including: local exchange telephone services, which covers basic dial-tone service as well as enhanced services, such as caller identification, voicemail and call waiting; long distance services; and data services, such as providing digital subscriber lines. VALOR Communications Group is headquartered in Irving, Texas. For more information, visit www.valortelecom.com. Information contained on our website does not comprise a part of this press release.
VALOR Communications Group (“VALOR”) is a holding company and has no direct operations. VALOR was formed for the sole purpose of reorganizing our corporate structure and consummation of our offering in February 2005. VALOR’s principal assets are the direct and indirect equity interests in its subsidiaries. As a result, the historical consolidated financial results prior to the offering in February 2005 only reflect the operations of VALOR Telecommunications, LLC.
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Safe Harbor Statement
 Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects,” “outlook” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Statements in this press release regarding VALOR Communications Group’s business that are not historical facts, including our intention to pay quarterly dividends and our 2005 outlook, are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. We cannot assure you that the expectations discussed in these forward-looking statements will be attained. Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation: our leverage and debt service obligations; the terms of our credit facility and our rights and obligations there under; any adverse changes in government regulation; the risk that we may not be able to retain existing customers or obtain new customers; the risk of increased competition in the markets we serve; our financial position, results of operations and availability of capital; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Prospectus dated July 1, 2005, relating to our senior notes exchange offer and in our Annual Report on Form 10-K filed on March 31, 2005 with the Securities and Exchange Commission. We disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise, except as required by law.
Supplemental Schedules

Schedule

Consolidated Statements of Operations	A

Condensed Consolidated Balance Sheets	B

Condensed Consolidated Statements of Cash Flows	C

Selected Financial and Operating Data	D

Non-GAAP Measures — Adjusted EBITDA Calculation	E

Non-GAAP Measures — Cash Available to pay Dividends Reconciliation	F

Historical Operating Statistics	G
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Schedule A
Valor Communications Group, Inc.
Consolidated Statements of Operations
(Dollars, except per share amounts, in thousands)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2005	2004	% Change	2005	2004	% Change
Operating revenues
Local service	$38,134	$38,678	-1.4%	$76,784	$77,522	-1.0%
Data services	7,929	6,163	28.7%	15,398	12,100	27.3%
Long distance services	10,148	9,393	8.0%	20,516	18,155	13.0%
Access services	30,098	32,629	-7.8%	60,390	65,676	-8.0%
Universal Service Fund	29,596	30,238	-2.1%	58,621	60,315	-2.8%
Other services	10,163	9,695	4.8%	20,285	18,880	7.4%

Total operating revenues	126,068	126,796	-0.6%	251,994	252,648	-0.3%

Operating expenses
Cost of service (exclusive of depreciation and amortization shown separately below)	25,987	25,451	2.1%	52,071	52,030	0.1%
Selling, general and administrative	30,755	35,253	-12.8%	64,342	68,183	-5.6%
Non-cash stock based compensation	1,956	—	n/a	8,343	—	n/a
Depreciation and amortization	22,489	21,144	6.4%	44,724	41,971	6.6%

Total operating expenses	81,187	81,848	-0.8%	169,480	162,184	4.5%

Operating income	44,881	44,948	-0.1%	82,514	90,464	-8.8%
Operating margin	35.6%	35.4%		32.7%	35.8%

Other income (expense)
Interest expense	(18,864)	(27,365)	-31.1%	(44,912)	(55,095)	-18.5%
Gain (loss) on interest rate hedging arrangements	(516)	305	-269.2%	(556)	(37)	1402.7%
Earnings from unconsolidated cellular partnerships	32	343	-90.7%	61	668	-90.9%
Loss on debt extinguishment	—	—	n/a	(29,262)	—	n/a
Other income and (expense), net	518	(18,287)	-102.8%	601	(18,357)	-103.3%

Total other income (expense)	(18,830)	(45,004)	-58.2%	(74,068)	(72,821)	1.7%

Income (loss) from continuing operations before income taxes and minority interest	26,051	(56)	n/m	8,446	17,643	-52.1%

Income tax expense (benefit)	7,809	(4,633)	-268.6%	2,372	(4,066)	-158.3%

Income from continuing operations before minority interest	18,242	4,577	298.6%	6,074	21,709	-72.0%

Minority interest	—	1,286	-100.0%	468	2,804	-83.3%

Net income	$18,242	$3,291	454.3%	$5,606	$18,905	-70.3%

Earnings (loss) per share:
Basic	$0.26	n/m		$(0.01) *	n/m
Diluted	$0.26	n/m		$(0.01) *	n/m

Weighted average common shares outstanding:
Basic	69,367,027	n/m		69,367,020 *	n/m
Diluted	69,402,496	n/m		69,367,020 *	n/m

*	Represents earnings per share and weighted average shares outstanding for the period from the initial public offering date of February 9, 2005 through June 30, 2005.
n/m=	not meaningful
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Schedule B
Valor Communications Group, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Cash & cash equivalents	$60,129	$17,034
Accounts receivable, net	58,513	62,757
Prepayments and other current assets	9,019	10,221

TOTAL CURRENT ASSETS	127,661	90,012

NET PROPERTY, PLANT AND EQUIPMENT	735,146	749,984

INVESTMENTS AND OTHER ASSETS	1,111,672	1,131,171

TOTAL ASSETS	$1,974,479	$1,971,167

LIABILITIES AND EQUITY
Total current liabilities	$93,940	$74,916
Long-term debt, net of current maturities	1,190,556	1,599,177
Other long-term liabilities	125,252	290,603

TOTAL LIABILITIES	1,409,748	1,964,696

TOTAL STOCKHOLDERS’ EQUITY	564,731	6,471

TOTAL LIABILITIES AND EQUITY	$1,974,479	$1,971,167

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Schedule C
Valor Communications Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Cash flow from operating activities:
Net income	$18,242	$3,291	$5,606	$18,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,489	21,144	44,724	41,971
Loss on debt extinguishment	—	—	29,262	—
Expense incurred related to cash payment to minority shareholders in connection with reorganization	—	17,988	—	17,988
Non-cash stock compensation expense	1,956	—	8,343	—
Changes in working capital	4,358	(9,405)	534	(898)
Other, net	11,143	(2,463)	10,208	2,698

Net cash provided by operating activities	58,188	30,555	98,677	80,664

Cash flow from investing activities:
Payments for property, plant and equipment	(12,510)	(19,109)	(29,889)	(35,763)
Redemption of RTFC capital certificate	—	—	24,445	—
Other, net	(209)	(395)	89	(464)

Net cash used in investing activities	(12,719)	(19,504)	(5,355)	(36,227)

Cash flow from financing activities:
Payments of long-term debt, net of proceeds from issuance of debt	(10,049)	5,968	(410,214)	(27,809)
Proceeds from issuance of common stock, net of offering costs	(1,339)	—	411,407	—
Prepayment fees paid in connection with IPO	—	—	(19,393)	—
Payments of debt issuance costs	(588)	(124)	(16,794)	(124)
Cash dividends paid	(12,486)	—	(12,486)	—
Cash payment to minority interest holders in connection with reorganization	—	(18,646)	—	(18,646)
Other, net	—	(1,223)	(2,747)	1,513

Net cash used in financing activities	(24,462)	(14,025)	(50,227)	(45,066)

Net increase (decrease) in cash and cash equivalents from continuing operations	21,007	(2,974)	43,095	(629)

Net operating cash used in discontinued operations	—	(7)	—	(16)

Net increase (decrease) in cash and cash equivalents	21,007	(2,981)	43,095	(645)

Cash and cash equivalents at beginning of period	39,122	3,750	17,034	1,414

Cash and cash equivalents at end of period	$60,129	$769	$60,129	$769

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Schedule D
Valor Communications Group, Inc.
Selected Financial and Operating Data
(Dollars, except revenue per access line amounts, in thousands)
(Unaudited)

	Three months ended			Six months ended
	June 30,		%	June 30,		%
	2005	2004	Change	2005	2004	Change
Adjusted EBITDA(1)	$69,609	$71,342	-2.4%	$138,057	$138,214	-0.1%

Cash available to pay dividends (1) (2)	$37,533	$—	n/a	$60,041	$—	n/a

Other financial and operating data
Capital expenditures	$12,510	$19,109	-34.5%	$29,889	$35,763	-16.4%
Access lines:
Primary lines	480,717	501,655	-4.2%	480,717	501,655	-4.2%
Secondary lines	49,537	51,661	-4.1%	49,537	51,661	-4.1%

Total access lines	530,254	553,316	-4.2%	530,254	553,316	-4.2%

Long distance subscribers	227,347	203,071	12.0%	227,347	203,071	12.0%
DSL subscribers	40,144	12,028	233.8%	40,144	12,028	233.8%
Average revenue per access line per month	$78.75	$76.11	3.5%	$78.46	$75.87	3.4%

(1)	Reconciliations of Adjusted EBITDA and Cash available to pay dividends to the most comparable GAAP measure are presented at the end of these tables.

(2)	For the periods prior to our initial public offering and reorganization that occurred on February 9, 2005, we had higher outstanding debt and did not pay dividends on our equity. Therefore, we do not believe calculation and presentation of “Cash Available to Pay Dividends” to be comparable or useful for these historical periods.
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Schedule E
Valor Communications Group, Inc.
Non-GAAP Measures — Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income	$18,242	$3,291	$5,606	$18,905
Adjustments:
Income tax expense (benefit)	7,809	(4,633)	2,372	(4,066)
Interest expense	18,864	27,365	44,912	55,095
Depreciation and amortization	22,489	21,144	44,724	41,971
Minority interest	—	1,286	468	2,804
Gain (loss) on interest rate hedging arrangements	516	(305)	556	37
Earnings from unconsolidated cellular partnerships	(32)	(343)	(61)	(668)
Other income and (expense), net	(518)	18,287	(601)	18,357
Loss on debt extinguishment	—	—	29,262	—
Management fees paid to equity sponsors	—	250	—	500
Non-cash stock based compensation	1,956	—	8,343	—
Excluded items (a)	283	5,000	2,476	5,279

Total adjustments	51,367	68,051	132,451	119,309

Adjusted EBITDA	$69,609	$71,342	$138,057	$138,214

(a) Excluded items, as defined in the credit agreement:
Termination benefits associated with workforce reduction	$—	$—	$—	$279
CEO transition payment	—	5,000	—	5,000
IPO cash bonuses	283	—	1,976	—
Expenses related to credit facility amendment	—	—	500	—

Total excluded items, as defined in the credit agreement	$283	$5,000	$2,476	$5,279

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Schedule F
Valor Communications Group, Inc.
Non-GAAP Measures — Cash Available to Pay Dividends Reconciliation
(Dollars in thousands)
(Unaudited)

	Three months ended	Three months ended	Six months ended
	March 31,	June 30,	June 30,
	2005	2005	2005
Net cash provided by operating activities	$40,489	$58,188	$98,677
Adjustments:
Interest expense	26,048	18,864	44,912
Amortization of debt issuance costs	(910)	(942)	(1,852)
Provision for doubtful accounts receivable	(1,093)	(1,358)	(2,451)
Changes in working capital	3,824	(4,358)	(534)
Other, net	(2,020)	(588)	(2,608)
Income tax expense (benefit)	(5,437)	7,809	2,372
Deferred income taxes	5,437	(7,771)	(2,334)
Other income and (expense), net	(83)	(518)	(601)
Excluded items (a)	2,193	283	2,476

Total adjustments	27,959	11,421	39,380

Adjusted EBITDA	68,448	69,609	138,057

Cash income (expenses) excluded from Adjusted EBITDA(b)	(2,110)	235	(1,875)
Cash interest expense	(26,451)	(18,201)	(44,652)
Cash pension contributions in excess of estimate expense	—	(1,600)	(1,600)
Capital expenditures	(17,379)	(12,510)	(29,889)

Cash available to pay dividends	$22,508	$37,533	$60,041

(a) Excluded items, as defined in the credit agreement:
IPO cash bonuses	$1,693	$283	$1,976
Expenses related to credit facility amendment	500	—	500

Total excluded items, as defined in the credit agreement	$2,193	$283	$2,476

(b)	Represents cash income (expenses) reflected above under Other income and expense, net, and Excluded items that were excluded from the calculation of Adjusted EBITDA. These items were received or (paid) by us in cash and would have impacted the amount of cash that would have been available to pay dividends.
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Schedule G
Historical Operating Statistics

	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04
Access lines (A)	530,254	537,002	540,337	547,925	553,316
Long distance subscribers	227,347	222,874	216,437	214,048	203,071
DSL subscribers (B)	40,144	31,208	22,884	16,521	12,028
Total connections (A+B)	570,398	568,210	563,221	564,446	565,344
Average monthly revenue per access line (ARPU) (1) (2)	$78.75	$77.92	$78.43	$76.66	$76.11

(1) ARPU is computed by dividing the total revenue for the quarter by the average of the access lines at the beginning and end of the quarter.

(2) ARPU for quarter ending 12/31/04 includes out-of-period revenue recorded in the fourth quarter 2004 from the favorable resolution of a regulatory proceeding Valor had pending before the Texas Public Utility Commission related to expanded local calling. Excluding ELC recovery revenue, ARPU is $76.31

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